MERGER AND ACQUISITION AGREEMENT

Party A:	Gu Quanhui (holding 38% equity interest) ID No. 341281196905176058 Han Lingzhi (holding 62% equity interest) ID No. 341602197208116069

Party B:	Bozhou Xinghe Pharmaceutical Co., Ltd.

Party C:	Shandong Global Pharm Group, Ltd.

Whereas:

Party B is a company incorporated with limited liability and validly existing under the Company Law of the People's Republic of China and relevant laws and regulations. Party A is the shareholder of Party B and legally holds the 100% equity interest of Party B.

The registered capital of Party B is RMB 20 million, which reflects the 100% equity interest of Party B.

Party B is a company incorporated with limited liability and validly existing under the Company Law of the People's Republic of China and relevant laws and regulations. The basic information of Party B is as follows:

Name: Bozhou Xinghe Pharmaceutical Co., Ltd.

Registered address: Keji Road, Industrial Park, Qiaocheng District, Bozhou City

Industrial & Commercial Registration No.: 341600000034921(1-1)

Operation scope: Licensed business items: Chinese herbal medicine (cleansing, slicing, steaming, sauting, roasting and calcining). General business items: TCM raw materials (non-processed TCM raw materials or those not permitted under drug and processing standards for primary processing) and technical research related to muscone. (The design permits for the foregoing are subject to operation licenses, businesses prohibited by the state not to be operated). Self-operate or act as agent for the import and export of various commodities and technologies (excluding commodities and technologies restricted by the state for operation or prohibited by the state for import and export), and acquisition of agricultural and by-products.

Party C is a company incorporated with limited liability and validly existing under the Company Law of the People's Republic of China and relevant laws and regulations. The basic information of Party C is as follows:

Name: Shandong Global Pharm Group, Ltd.

Registered address: No. 80 Jiangjun Road, Jinan City

Industrial & commercial registration No.: 370100000030386

Operation scope: Chinese patent medicine, traditional Chinese medicine, Chinese herbal medicine, chemical raw materials, chemical drug agents, antibiotics, bio-chemical products, biological products (excluding vaccine); prepackaged food; Class I, II and III medical instruments (excluding contact lenses and saline solution, in-vitro diagnostic reagent, corneal contact lens for orthokeratology), pharmaceutical packaging materials, disinfection supplies, cosmetics, daily commodities, wholesale, import and export of general merchandise; general cargo transportation; cultivation of medicinal plants; software development; sales of company products; pharmaceutical and economic consultancy.

Party C proposes to acquire 100% of Party B. All parties hereto have entered into this merger and acquisition agreement (the “Agreement”) after amicable negotiation and agree to comply with the terms herein.

Clause 1:	Acquisition and Consideration

1.	Party C shall purchase the entire equity interest held by Party A (natural person) in Party B.

2.
All three parties hereby confirm that Party C has determined the purchase consideration for Party B’s shareholders based on the appraised asset value as indicated in the appraisal report issued by a qualified independent assets appraisal firm jointly engaged by Party B and Party C, and paid the consideration.

Clause 2:	Payment of Consideration

1.	Party A and Party B shall arrange for the local industrial and commercial administrative authority to process a transfer of the business license within 5 working days after signing of this Agreement.

2.
Party C shall pay the purchase consideration of RMB 20 million to Party A in accordance with the current registered capital of Party B in the following way: Pay in full within 15 working days after Party A and Party B changing the industrial and commercial procedures and obtaining the new business license in 2011.

Clause 3:

Party B and Party C shall enter into a separate agreement on the compensation of Party A for the operation and management of Party B.

Clause 4:	Representations and Warranties by Party A and Party B

1.
Party A and Party B warrant that all executed documents were duly signed and authorized by the relevant parties of their own will, and do not result in a breach of the following documents: memorandum and articles of association of Party B; any material contracts to which Party A and/or Party B is a party; related laws, administrative rules and other regulatory documents.

2.
Each of Party A and B’s equity interest is free and clear of any encumbrance; and the shareholders are not controlled by third parties, entities or authorities. Party A and Party B hereby confirm as such.

3.
None of Party B, its subsidiaries in which it maintains a controlling interest, its associates in which it holds at least a 20% equity interest, companies of which it is the actual controlling entity, companies of which it is the beneficial owner, has failed to repay or delayed in its repayments to creditors for the most recent three years. In the event the foregoing occurs, Party A and Party B shall give written notice to Party C.

4.	Party B shall not do the following after the signing of this Agreement, unless with Party C’s written consent:

(1)	effect early repayment of debts;

(2)	create any encumbrance, mortgage or lien over its properties and assets, or provide any guarantee in favor third parties;

(3)	discharge any outstanding debt or liability owing to third parties or cancel or release any debts or claims;

(4)	amend any existing contracts or agreements without the prior consent of Party C or at the request of Party C;

(5)	cause or suffer any material changes in its management or employees, which will cause a material adverse effect on its operations;

(6)	entering into agreements relating to its operations of which the contractual amounts exceed RMB300,000 without the prior consent of Party C;

(7)	effect a change, or cause or agree to any act that will effect a change, in its registered capital or relevant rights;

(8)	issue any bond or provide any loan or financing;

(9)	conclude any substantial contract or capital commitment or assume any limited liability other than in the ordinary course of business;

(10)	declare, pay or issue dividend or other distribution;

(11)	cause a chance in the business of the company;

(12)	grant credit or loans to third parties;

(13)	effect a substantial purchase of any non-cash asset;

(14)	effect a substantial change in the company’s investment plan; or

(15)	any other act or omission which may cause the occurrence of the above.

5.
After this Agreement is signed and effective, in the event of prior liabilities incurred and to be assumed by Party B (such as economic liabilities and guarantee obligations) but not notified to Party C prior to the signing of this Agreement, such liabilities shall then be assumed by Party A.

6.
Each of Party B, its subsidiaries, associates and holding companies (if any) has no current pending litigation or arbitration proceedings, and no unenforced judgment or adjudication. In the event of any circumstances not notified to Party C and Party B’s interest is affected by any liability arising out of or in connection with any litigation or arbitration proceedings, such liability shall be borne by Party A.

Clause 5:	Representations and Warranties by Party C

1.
Party C is a duly incorporated and validly existing company with limited liability, and has full legal capacity and power to execute and perform this Agreement and all obligations and responsibilities hereunder.

2.	The execution and performance of this Agreement is or will be duly authorized and does not result in a breach of Party C’s memorandum and articles of association.

3.
Upon completion of the acquisition, Party C shall appoint Party A to be responsible for the daily operation of Party B; the current general manager of Party B shall remain appointed for a three-year term (in the event of any occurrence of a criminal offense and accidental injury, Party C has the right to designate a new general manager in advance). Party C shall be responsible for implementing training on relevant laws and regulations for directors, supervisors and senior management, establishing Party B’s board of directors and board of supervisors in accordance with corporate governance requirements of modern enterprises, and providing guidance and assistance in formulating policies in respect of its corporate governance structure.

Clause 6:	Party B’s Directors, Supervisor and Senior Management Arrangements

1.
Upon completion of the acquisition, Party C shall issue new appointment letters for the designation and appointment of Party B’s directors, supervisors and senior management such as the general manager and financial director.

2.
Party C may authorize the general manager of Party B to employ senior management and middle management employees (deputy general manager and middle-level manager), but such employment is subject to the final approval of Party C and the vertical business management of Party C.

3.
Party B shall establish and implement a comprehensive corporate governance system in strict accordance with the applicable jurisdiction’s laws and regulations and based on the company’s actual circumstances.

Clause 7:	Post-Acquisition Document Transfer Procedures

Upon completion of the acquisition, Party A agrees to cooperate with Party C to consummate the procedures for appointment of the new management and the transfer of documents. Party A shall be responsible for transferring the following documents and items to the new management of Party B.

1.	all seals of Party B, including official seal, financial seal, contract seal and bank account seal;

2.
all archived data of the company, including but not limited to, industrial and commercial registration data, original business license, original tax registration certificate, minutes of past shareholder meetings and board meetings, complete shareholders and board resolutions, human resources data, all business data, and all contracts which have been performed or currently being performed; and

3.	accounting books and accounting documents of the company.

Clause 8:	Confidentiality

1.
All parties hereto shall keep this Agreement and the relevant commercial acts and transactions contemplated hereunder confidential. Except as required by law or competent government authorities, unless as mutually agreed in writing by all parties, none of the parties shall disclose to any third party the existence and content of this Agreement, and any financial or documentary information or corporate secrets of Party B and Party C prior to signing of this Agreement.

2.
Each of the parties hereto shall procure that all legal counsels, auditors and other agents it employs or consults keep this Agreement, the relevant commercial acts and transactions contemplated hereunder confidential. For avoidance of doubt, such confidentiality obligation does not apply to each party’s affiliates.

Clause 9:	Breach of Contract

1.
If Party C fails to complete the acquisition of Party B within the agreed timeframe, Party C shall be responsible for the transfer of all assets of Party B it has obtained back to Party A at nil consideration.

2.
If Party C fails to pay the purchase consideration in full in accordance with this Agreement, Party A shall be entitled to apply to the applicable court with jurisdiction for compulsory execution and all expenses incurred shall be borne by Party C.

3.	Upon signing of this Agreement, all prior liabilities incurred and not disclosed to Party C (including liabilities in connection with guarantees or litigation) shall be assumed by Party A.

4.
Upon signing of this Agreement, unless with the written consent of Party C, any liability resulting from a breach of sub-clause 4 under Clause 4 herein by Party A or Party B shall be assumed by Party A.

5.
After this Agreement is signed and becomes effective, any failure to perform or incomplete performance by any party of this Agreement shall constitute a breach and the breaching party shall be liable for compensation of any economic loss suffered by the non-breaching parties.

Clause 10:	Amendment of Agreement

Any amendment of this Agreement must be mutually negotiated and agreed by all parties hereto and in the form of a supplemental agreement.

Clause 11:	Applicable laws and dispute solution

1.	This Agreement is governed by the relevant laws and regulations of the People’s Republic of China.

2.
Any dispute or disagreement arising out of or in connection with this Agreement shall be resolved by the parties concerned through amicable negotiation, failing which, to be brought before the courts for settlement.

Clause 12:	Miscellaneous

1.	This Agreement shall be effective upon signature by all parties hereto.

2.	The Agreement is executed in six counterparts with each party to execute two counterparts, which are of equal effect.

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Party A

GU Quanhui	)

HAN Lingzhi	)

Party B

Bozhou Xinghe	)
Pharmaceutical Co., Ltd.	)

Han Lingzhi
Representative

Party C

Shandong Global Pharm	)
Group, Ltd.	)

Song Yanliang
Representative

Signing place: Bozhou City of Anhui Province
Signing date: July 4, 2011